Exhibit 4.4

NEITHER THE PROMISSORY NOTE REPRESENTED HEREBY NOR THE COMMON SHARES INTO WHICH THE NOTE MAY BE CONVERTED HAS BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH THE VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE MADE SUBJECT TO A SECURITY INTEREST, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT AND/OR QUALIFICATION UNDER APPLICABLE FEDERAL AND STATE LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION UNDER FEDERAL AND STATE SECURITIES LAWS IS AVAILABLE.

Gold Ribbon Bio Energy Holdings Inc.

Convertible Promissory Note (this “Note”)

Gold Ribbon Bio Energy Holdings Inc., a Delaware corporation (the “Corporation”), for value received, promises to pay to:

[address]

[city, state, zip code]

(the “Holder”), or registered assigns, the sum of $                    , together with accrued (and not previously paid) interest from the date on which any such funds are received from the Holder at the rate of 10% per annum, in lawful money of the United States of America. If the Note is not converted as described below, all unpaid principal and accrued interest shall be due and payable to the Holder on the earlier of: (i) ten (10) days after the date of expiration of the warrants to be issued by the Corporation as described in the registration statement on Form S-1 initially filed with the Securities and Exchange Commission on February 11, 2008 or (ii) June 30, 2010.

1. Prepayment. The Corporation may prepay this Note on thirty (30) days notice to the Holder without penalty. During such thirty (30) days, the Holder shall have the right to convert amounts owed under the Note to Common Shares of the Corporation as provided herein.

2. Conversion. The Holder may, at any time prior to the maturity or payment hereof, convert principal owed under this Note into Common Shares of the Corporation at the conversion ratio of $1 of principal for ten (10) Common Shares (the “Conversion Rate”), or at the adjusted conversion rate in effect at the time of the conversion as described below. Notwithstanding the foregoing, the Holder shall not be entitled to exercise the conversion rights hereunder in increments of less than $5,000 (except to the extent that there is less than $5,000 in principal remaining). Partial exercises of the conversion right shall be treated as partial payments by the Corporation hereunder and shall have the effect of lowering the amount of principal outstanding. No interest shall be paid on the principal converted to Common Shares. To convert this Note or any part hereof, the Holder must surrender the same to the Corporation, accompanied by a written notice of conversion in a form satisfactory to the Corporation, properly completed and executed by the Holder or a duly authorized attorney and a subscription agreement. The Holder understands that the Common Shares issued upon conversion of this Note will not be registered or qualified under the Securities Act of 1933 (the “1933 Act”) or under the securities laws of any state and as such transfer of this Note or any common stock issued hereunder will be restricted. The Corporation has no present plans to register or qualify the Note or the underlying common stock. This Note does not entitle the Holder to any voting rights or other rights as a shareholder of the Corporation prior to the conversion as provided herein.

3. Exercise. The Corporation covenants that all shares which may be issued upon the exercise of the conversion rights under this Note will, upon exercise of such conversion rights, be duly authorized, validly issued, fully paid and nonassessable. This Note shall be deemed to have been converted on the date the notice of conversion is received by the Corporation. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in amount equal to such fraction multiplied by the conversion rate or round up to the next whole share.

4. Adjustments to Conversion Rate.

(a) If the Corporation, at any time prior to payment in full of the principal hereunder or exercise of conversion rights: (1) pays, without consideration, any dividend on the Common Shares of the Corporation payable in shares of common stock or in any right to receive Common Shares for no consideration; (2) effects a subdivision of outstanding Common Shares of the Corporation into a larger number of Common Shares (by stock split, reclassification or other means excluding payment of a dividend in Common Shares or any right to acquire Common Shares);or (3) combines or consolidates (by reclassifying or reverse stock split or otherwise) outstanding Common Shares into a smaller number of Common Shares, then in each case, the Conversion Rate in effect at the time shall be proportionately decreased or increased as appropriate by multiplying such Conversion Rate by a fraction of which the numerator shall be the number of Common Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Common Shares outstanding immediately after such event. Any adjustment made pursuant to this Section 4 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) If, at any time prior to payment in full of the principal hereunder or exercise of conversion rights, (1) the Corporation effects any merger or consolidation of the Corporation with or into another person, (2) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Corporation or another person) is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Corporation effects any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder, upon conversion of this Note, the number of shares of common stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by the Holder of the number of Common Shares for which this Note may be converted immediately prior to such event. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall issue to the Holder a new Note consistent with the foregoing provisions and evidencing the Holder’s right to convert such Note into Alternate Consideration.

(c) All calculations under this Section 4 shall be made to the nearest cent or the nearest share, as the case may be.

5. Default. If any of the following events occur (“Event of Default”), the entire unpaid principal amount of, and accrued and unpaid interest on, this Note shall immediately be due and payable:

(a) the Corporation fails to make any payment when due if such default is not cured by the Corporation within ten (10) days after the Holder has given the Corporation notice of such default;

(b) the Corporation breaches any representation, warranty or covenant in the Note, and fails to cure such breach within thirty (30) days after the Holder has give the Corporation notice of such default;

(c) the Corporation commences any voluntary proceeding under any bankruptcy, reorganization, insolvency, readjustment of debt, receivership, dissolution or liquidation law or statute, of any jurisdiction, whether now or subsequently in effect; or the Corporation is adjudicated insolvent or bankrupt by a court of competent jurisdiction; or the Corporation petitions or applies for, acquiesces in, or consents to, the appointment of any receiver or trustee of the Corporation or for all or substantially all of its property or assets; or the Corporation makes an assignment for the benefit of its creditors; or the Corporation admits in writing its inability to pay its debts as they mature; or

(d) there is commenced against the Corporation any proceeding relating to the Corporation under any bankruptcy, reorganization, insolvency, readjustment of debt, receivership, dissolution or liquidation law or statute, of any jurisdiction, whether now or subsequently in effect, and the proceeding remains undismissed for a period of ninety (90) days or the Corporation by any act indicates its consent to, approval of, or acquiescence in, the proceeding; or a receiver or trustee is appointed for the Corporation or for all or substantially all of its property and assets, and the receivership or trustee remains undischarged for a period of ninety days; or a warrant of attachment, execution or similar process is issued against any substantial part of the property or assets of the Corporation, and the warrant or similar process is not dismissed or bonded within ninety days after the levy.

6. Transfer. This Note may not be made subject to a security interest, pledged, hypothecated or transferred without an effective registration statement for, and/or qualification of, the shares into which it may be converted under the 1933 Act and any applicable state securities laws or an opinion of counsel for acceptance to the Corporation that registration and/or qualification is not required. If the above described conditions are met, the Note may be transferred only at the office of the Corporation by the surrender hereof for cancellation, and upon the payment of any stamp tax or other governmental charge connected with the transfer, if any. If this Note is transferred, a new note or notes of like tenor, date and maturity shall be issued to the transferee.

7. Registered Owner. The Corporation may treat the person whose name appears hereon as the absolute owner of this Note for the purpose of receiving payment of, or on account of, the principal and interest due on this Note and for all other purposes, and it shall not be affected by any notice to the contrary.

8. Corporate Obligation. The Holder shall not have any recourse for the payment in whole or of any part of the principal or interest on this Note against any present or future shareholder of the Corporation by virtue of any law, or by the enforcement of any assessment, or otherwise, or against any officer or director of the Corporation by reason of any matter prior to the delivery of this Note, or against any present or future officer or director of the Corporation. The Holder, by the acceptance hereof and as part of the consideration for this Note, expressly agree that the Note is an obligation solely of the Corporation (other than as reflected in a separate guaranty or other agreement) and expressly release all claims and waive all liability against the foregoing persons in connection with this Note.

9. Notices. All notices, claims, requests, demands and other communications hereunder will be in writing and will be deemed given if delivered by hand, if mailed (by registered or certified mail, return receipt requested and postage prepaid), if sent by reputable overnight courier service for next business day delivery, as follows:

if to the Corporation:	Gold Ribbon Bio Energy Holdings Inc. 101 E. Industrial Drive Sedgwick, Kansas 67135 Attn.: Timothy R. Schwab

if to the Holder:	the address listed in the first paragraph

Any such communication will be effective if given by United States mail, on the earlier of the date of receipt or the fifth day after deposit in the mails or, if given by any other means, on the date of receipt. A party to whom notice is to be given may change its address by notice given to the other parties in writing in accordance herewith.

10. Governing Law. This Note will be governed by and construed in accordance with the internal laws of the State of Delaware (without giving effect to its laws regarding conflicts of laws).

IN WITNESS WHEREOF, a duly authorized officer of the Corporation has executed this Convertible Promissory Note on behalf of the Corporation this              day of                     , 2008.

Gold Ribbon Bio Energy Holdings Inc.

By:
Title:

NOTICE OF CONVERSION

TO: Gold Ribbon Bio Energy Holdings Inc.

The undersigned hereby elects to convert $            for             Common Shares of Gold Ribbon Bio Energy Holdings Inc. pursuant to the terms of the Convertible Promissory Note made by Gold Ribbon Bio Energy Holdings Inc.

Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

The shares shall be delivered to the following:

The representations, warranties and acknowledgements made in the Subscription Agreement between Gold Ribbon Bio Energy Holdings Inc. and the undersigned are true and correct as of the date hereof.

[SIGNATURE OF HOLDER]

Name of Holder:

Signature of Authorized Signatory of Holder:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date: